Exhibit 10.3

[KDC SOLAR B LLC LETTERHEAD]

Solar Power, Inc.

3300 Douglass Blvd, Suite 360

Roseville, CA 95661

Attention: Charlotte Xi, President and COO

Re: KDC Solar Mountain Creek Parent LLC

Dear Charlotte:

KDC Mountain Creek Parent LLC, a New Jersey Limited Liability Company (the “Company” ), KDC Solar B LLC, a New Jersey Limited Liability Company (“Parent”) and Solar Power, Inc., a California corporation (“SPI”) are parties to that certain First Amended and Restated Exchange Agreement dated as of April 17, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Exchange Agreement”). SPI and Parent are parties to that certain Third Amended and Restated Operating Agreement of the Company dated as of April 17, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Operating Agreement”) and are, as of the date hereof, the only Members of the Company. Capitalized terms not otherwise defined herein are used herein as defined in the Operating Agreement. This letter agreement is the “Equity Cash Flow Letter” referred to in the Exchange Agreement (the “Equity Cash Flow Letter”).

Parent hereby agrees to pay over to SPI, in accordance with the terms of this Equity Cash Flow Letter, 55.62% of all cash distributions received by Parent on account of its membership interest in the Company from and after the date hereof pursuant to Section 12(i) of the Operating Agreement (each, a “Cash Distribution”).

No later than three (3) days after receipt by Parent of any Cash Distribution, Parent shall make payment to SPI in an amount equal to 55.62 % of such Cash Distribution (a “Cash Flow Interest Payment”). Payment of all Cash Flow Interest Payments shall be made to SPI at such address, bank or account as SPI may from time to time direct to Parent by written notice.

This Equity Cash Flow Letter may not be amended or waived except by an instrument in writing signed by each party hereto. This Equity Cash Flow Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Equity Cash Flow Letter by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart hereof.

Equity Cash Flow Letter shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. No assignment of this Equity Cash Flow Letter, or any rights or obligations hereunder, may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party. Any attempted assignment without required consent shall be void.

This Equity Cash Flow Letter shall be governed by and construed in all respects under the laws of the State of New Jersey, without reference to its conflicts of laws rules or principles.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us executed counterparts hereof.

Very truly yours,

KDC Solar B LLC

/s/ Alan M. Epstein

By: Alan M. Epstein

Title: President & COO

Agreed and Accepted:

Solar Power, Inc.

/s/ Charlotte Xi

By: Charlotte Xi

Title: President & COO

2